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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-1 (No. 333-60472) of our reports dated March 30, 2001 relating to the consolidated financial statements and financial statement schedule of AT&T Wireless Services, Inc. and subsidiaries, of our report dated March 31, 1999 relating to the consolidated financial statements of CMT Partners, and of our report dated January 18, 1999, except for Note 10, the date of which is April 9, 1999, relating to the combined financial statements of the L.A. Cellular Division of AB Cellular Holding, LLC, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts," "Summary Historical Financial Data," and "Selected Financial Information" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Seattle, Washington

June 8, 2001